Exhibit 99.1

Zale Corporation Reports Third Quarter Fiscal 2013 Results

  Net earnings of $5 million, or $0.13 per diluted share, compared to a loss of $5 million in the prior year quarter
  Gross margin of 52.6 percent, up 130 basis points from prior year quarter
  Operating margin of 2.2 percent, up 80 basis points from prior year quarter
  Comparable store sales up 1.4 percent; up 2.6 percent on a constant currency basis and excluding February 29, 2012
  Zales branded stores up 3.0 percent; up 3.9 percent excluding February 29, 2012
  Year-to-date net earnings of $18 million, or $0.45 per diluted share, compared to loss of $8 million, or $0.23 per diluted share, in the prior year

DALLAS--(BUSINESS WIRE)--May 22, 2013--Zale Corporation (NYSE: ZLC) today reported its financial results for the third quarter ended April 30, 2013.

“We delivered strong results in March and April after a slow start to the quarter in February, which resulted in our tenth consecutive quarter of positive comps,” commented Theo Killion, chief executive officer. “These results reflect the recent investments we have made to improve the effectiveness of our guest-facing teams and the appeal of our product offerings.”

Third Quarter Fiscal 2013 Results

Revenues were $443 million compared to $445 million in the third quarter of fiscal 2012.

For the third quarter of fiscal 2013, comparable store sales increased 1.4 percent. This increase follows an 8.0 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 1.7 percent; adjusting for the impact of February 29 in fiscal 2012, comparable store sales increased 2.6 percent.

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 3.0 percent, compared to an increase of 12.4 percent in the same period last year. Adjusting for the impact of February 29 in fiscal 2012, comparable store sales increased 3.9 percent.
  U.S. Fine Jewelry brands including our Zales branded stores and our regional brand, Gordon’s Jewelers, posted a comparable store sales increase of 1.8 percent. This increase follows a 10.9 percent rise in the same period last year. Adjusting for the impact of February 29 in fiscal 2012, comparable store sales increased 2.7 percent.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales decline of 0.9 percent. This decline follows a 3.8 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 1.0 percent in the third quarter of fiscal 2013, following an increase of 6.0 percent in the same period last year. Adjusting for the impact of February 29 in fiscal 2012, comparable store sales at constant exchange rates increased 1.8 percent.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales increase of 2.1 percent. In the same period last year, comparable store sales declined 1.1 percent. Adjusting for the impact of February 29 in fiscal 2012, comparable store sales increased 2.9 percent.

Gross margin on sales was $233 million, or 52.6 percent, an increase of $5 million compared to $228 million, or 51.3 percent, in the third quarter of fiscal 2012. Selling, general and administrative expenses were $215 million, or 48.5 percent of revenues compared to $213 million, or 47.9 percent of revenues, in the third quarter of fiscal 2012. Operating earnings were $10 million, or 2.2 percent of revenues, compared to operating earnings of $6 million, or 1.4 percent of revenues, in the prior year quarter.

Interest expense was $6 million, compared to $10 million in the third quarter of fiscal 2012. The decrease is the result of the debt refinancing completed in July 2012.

Net earnings were $5 million, or $0.13 per diluted share, compared to a net loss of $5 million, or $0.14 per share, in the third quarter of fiscal 2012.

Inventory at April 30, 2013 stood at $828 million, compared to $779 million in the same period last year.

Year to Date Fiscal 2013 Results

For the nine months ended April 30, 2013, revenues were $1.47 billion, an increase of $11 million compared to the same period last year. Comparable store sales increased 2.7 percent in the first nine months of 2013. This increase follows a 6.5 percent increase in the same period last year. Operating earnings were $38 million, or 2.6 percent of revenues, compared to $27 million, or 1.8 percent of revenues, in the first nine months of fiscal 2012. Net earnings were $18 million, or $0.45 per diluted share, compared to a net loss of $8 million, or $0.23 per diluted share, in the same period last year.

Fiscal Year 2013 Outlook

As previously announced, the company expects to achieve positive net earnings for fiscal year 2013.

Terry Burman Appointed Chairman of the Board

In a separate press release issued this morning, Zale announced the appointment of Terry Burman as a director and as chairman of the board, effective May 31, 2013.

Conference Call

Zale management will host a conference call today at 9:00 a.m. ET to discuss third quarter fiscal 2013 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 68950966. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,710 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2012, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2013	2012	2013	2012

Revenues	$442,708	$445,170	$1,470,927	$1,459,915
Cost of sales	209,861	216,977	708,095	708,535
Gross margin	232,847	228,193	762,832	751,380
% of Revenue	52.6%	51.3%	51.9%	51.5%

Selling, general and administrative	214,851	213,088	699,937	694,740
% of Revenue	48.5%	47.9%	47.6%	47.6%
Depreciation and amortization	8,317	9,275	25,793	28,456
Other (gains) charges	(249)	(375)	(1,096)	1,274
Operating earnings	9,928	6,205	38,198	26,910
% of Revenue	2.2%	1.4%	2.6%	1.8%
Interest expense	5,668	9,777	17,598	30,135
Earnings (loss) before income taxes	4,260	(3,572)	20,600	(3,225)
Income tax (benefit) expense	(792)	868	2,604	4,006
Earnings (loss) from continuing operations	5,052	(4,440)	17,996	(7,231)
Loss from discontinued operations, net of taxes	-	(87)	-	(332)
Net earnings (loss)	$5,052	$(4,527)	$17,996	$(7,563)

Basic net earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.16	$(0.14)	$0.56	$(0.22)
Loss from discontinued operations	-	-	-	(0.01)
Net earnings (loss) per share	$0.16	$(0.14)	$0.56	$(0.23)

Diluted net earnings (loss) per common share:
Earnings (loss) from continuing operations	$0.13	$(0.14)	$0.45	$(0.22)
Loss from discontinued operations	-	-	-	(0.01)
Net earnings (loss) per share	$0.13	$(0.14)	$0.45	$(0.23)

Weighted average number of common shares outstanding:
Basic	32,480	32,213	32,401	32,189
Diluted	39,277	32,213	40,139	32,189

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	April 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$25,693	$37,291
Merchandise inventories	828,197	778,705
Other current assets	43,761	41,500
Total current assets	897,651	857,496

Property and equipment	685,310	700,505
Less accumulated depreciation and amortization	(573,801)	(572,998)
Net property and equipment	111,509	127,507

Other assets	234,925	236,327
Total assets	$1,244,085	$1,221,330

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$256,491	$229,034
Deferred revenue	84,190	87,798
Deferred tax liability	92,990	93,281
Total current liabilities	433,671	410,113

Long-term debt	466,480	445,505
Deferred revenue — long-term	113,924	130,029
Other liabilities	32,091	33,547

Stockholders’ investment	197,919	202,136

Total liabilities and stockholders’ investment	$1,244,085	$1,221,330

CONTACT:
Zale Corporation
Investor Relations
Roxane Barry, 972-580-4391
Director of Investor Relations